Exhibit 10.2

EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT
THIS AGREEMENT (“Agreement”) made effective as of May 21, 2014 (the “Effective Date”),
B E T W E E N:
TIM HORTONS INC.,
a corporation governed by the Canada Business Corporations Act
(hereinafter referred to as the “Corporation”),
- and -
Peter Nowlan (hereinafter referred to as the “Executive”),
of the City of North York, in the Province of Ontario.

WHEREAS the Executive has been appointed the Chief Brand and Marketing Officer of the Corporation, effective as of May 21, 2014;
AND WHEREAS the parties wish to set forth terms and conditions upon which the Corporation will employ the Executive after the Effective Date hereof;
NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, including the consideration described in Section 3.1 hereof (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereby agree that the foregoing recitals are incorporated herein by reference and as follows:
ARTICLE 1
INTERPRETATION

1.1	Defined Terms
For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” means any person under control of the Corporation; any person that controls the Corporation; any person under control of the Corporation jointly (or severally) with any other person; and, any person under common control with the Corporation under the control of another person; in each foregoing case, “control” shall mean the power to direct the voting, management, and/or material determinations of such person, whether by ownership interest, management agreement, voting agreement, or any other means by which control of the person (by commercial standards) is exercised;

2.

“Change in Control” shall have the meaning attributed to such concept under the then-current equity compensation plan in place for Tim Hortons Inc. in which the Executive participates on the Date of Termination (e.g., as of the Effective Date, the definition of Change in Control under the 2012 Tim Hortons Inc. Stock Incentive Plan would apply); or, if applicable, the definition of “Change in Control” under a change in control (employment) agreement to which the Executive is a party with the Corporation (the “Change in Control Agreement”), shall control over any conflicting definition in the 2012 Tim Hortons Inc. Stock Incentive Plan or any amendment, restatement or successor thereof;
“Confidential Information” has the meaning set out in Section 2.1;
“Date of Termination” means the effective date of any notice of termination of the Executive’s employment with the Corporation for any reason whatsoever, whether voluntary or involuntary and whether with or without cause or good reason, and whether or not associated with a Change in Control;
“Non-Disclosure Period” has the meaning set out in Section 2.1;
“Offer Letter” means the Letter dated April 11, 2014 between the Corporation and the Executive;
“person” includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;
“Prescribed Competitor” means the list of competitors set forth on Exhibit A, attached hereto and incorporated herein by reference, as may be updated from time-to-time hereafter upon the agreement of both the Corporation and the Executive;
“Prohibited Activities” means to directly or indirectly operate, manage, control, participate in, carry on, be employed by, be engaged in, perform services in respect of, be concerned with, advise or consult with, be a director of, be financially interested in, financially assist, or permit one's name to be used in connection with, a Prescribed Competitor, except as otherwise expressly permitted herein;
“Prohibited Area” means any province, territory or state in Canada or the United States and any other country in which the Corporation or any of its Affiliates conducts business, or to the knowledge of the Executive is reasonably likely to conduct business during the Executive’s employment with the Corporation and for the one-year period thereafter, except for any Prohibited Areas that may be limited in scope with respect to certain Prescribed Competitors, if applicable, as may be set forth on Exhibit A;
“Restricted Period” means, for the covenants set forth in Sections 2.4, 2.5 and 2.6, the period beginning on the Date of Termination and ending on the second anniversary of the Date of Termination; for the covenants set forth in Section 2.2, the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination; and, for the covenants set forth in Sections 2.1, 2.3, 2.7 and 2.8, during the period of the Executive’s employment extending through the Date of Termination and for an unlimited/indefinite time thereafter. Each of the foregoing Restricted Periods shall be extended by any time during which the Executive is in breach of any applicable covenant in Article 2, as provided in Section 2.9;

3.

ARTICLE 2
EXECUTIVE'S COVENANTS

2.1	Non-Disclosure; Confidentiality
The Executive acknowledges and agrees that:

(a)
in the course of performing his duties and responsibilities for the Corporation or any Affiliate, he will have access to, and will be entrusted with, detailed confidential information and trade secrets concerning past, present, future and contemplated plans; products; new product introduction programs, plans, or strategies; services; operations processes or results; technology; intellectual property; financial (including sales) and budgetary information; methodologies, operational procedures and manuals; site development plans or new store development strategies and number of new stores under consideration; models, engineering, architectural plans and designs; analyses; compilations; forecasts; studies and other records relating to the business; know-how; accounting methods and procedures; negotiations; contracts; designs; customers; franchisees; computer records and test data; building and site plans; strategic plans and initiatives; recipes (including but not limited to the coffee blend, roasting time, and other input factors for coffee products) and proprietary business processes and procedures of the Corporation or its Affiliates, whether in written, printed, pictorial, diagrammatic, electronic or any other form or medium, including, without limitation, information relating to names, addresses, contact persons, preferences, needs and requirements of past, present and prospective clients, customers, franchisees, suppliers, goods and service providers, and employees of the Corporation and its Affiliates (collectively, “Confidential Information”), the disclosure of any of which to competitors of the Corporation or of any of its Affiliates, to the general public, or the use of any of which by the Executive (outside of his duties and responsibilities to the Corporation), or by any competitor of the Corporation or of any of its Affiliates, would be highly detrimental to the interests of the Corporation and its Affiliates;

(b)
the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of the Corporation and its Affiliates, and the right to the benefit of the contacts and connections developed by the Executive with clients, customers, suppliers, goods and service providers, franchisees and others, and any relationships that will be developed between the Executive and the customers, clients, suppliers, goods and service providers and franchisees of the Corporation and its Affiliates by virtue of the Executive’s employment with the Corporation or an Affiliate, constitute proprietary rights of the Corporation and/or its Affiliates, which the Corporation and its Affiliates are entitled to protect; and

(c)
while employed by the Corporation and at all times thereafter, the Executive will not, without the prior written consent of the Corporation, install, copy or receive any Confidential Information into his own or any other computer or computer system not owned and controlled by the Corporation. Where an Executive has received permission from the Corporation to so install, copy or receive Confidential Information, the Executive shall be solely responsible to the Corporation for the security of such Confidential Information and shall follow any and all directions given by the Corporation regarding same.

In accordance with the matters acknowledged and agreed to by the Executive above, the Executive hereby covenants and agrees with the Corporation that he will not, except with the specific prior written

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consent of the President and Chief Executive Officer, either during the term of his employment or at any time thereafter for an unlimited period (the “Non-Disclosure Period”), directly or indirectly, disclose to any person or in any way make use of (other than for the benefit of the Corporation or its Affiliates), in any manner, any of the Confidential Information; provided, however, that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by the Executive.

2.2	Non-Competition
The Executive further acknowledges and agrees that:

(a)
the Executive will acquire skills and experience, and gain special knowledge, during the course of his employment with the Corporation or an Affiliate, which, if utilized by the Executive in the performance of Prohibited Activities, would be extremely harmful to the Corporation’s or an Affiliate’s competitive positioning and, further, there would be a high probability of inevitable disclosure of Confidential Information, notwithstanding any intention that may exist on the part of the Executive to abide by the provisions of Section 2.1; and

(b)
the provisions of Sections 2.1, 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8 are insufficient to protect the Corporation’s and its Affiliates’ proprietary interest in the Confidential Information in the event that the Executive engages in Prohibited Activities.

In accordance with the matters acknowledged and agreed to by the Executive above and in consideration of the payments and other benefits to be received by the Executive in connection with his employment as Chief Brand and Marketing Officer, the Executive hereby agrees that he shall not (without the prior written consent of the Corporation), during the Restricted Period, within the Prohibited Area whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, shareholder, partner, principal, agent, franchisee, consultant or in any other capacity whatsoever, engage in Prohibited Activities; provided, however, that the Executive may accept employment with a Prescribed Competitor that is a diversified company, so long as such employment pertains solely to that part of the Prescribed Competitor’s business which is not in competition with any business of the Corporation or one of its Affiliates.
The provisions of this Section 2.2 shall apply only in respect of those aspects of the business of the Corporation or one of its Affiliates (i) with or for which the Executive had oversight responsibility, contributed to strategic plans, or otherwise had special knowledge or other significant interaction or interface while employed by the Corporation or one of its Affiliates, or (ii) in respect of which the Executive had access to any Confidential Information belonging to the Corporation or any of its Affiliates during the term of his employment.
Notwithstanding the foregoing restrictions, the Executive may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than 2% of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where the Executive does not direct or influence in any manner the selection of any investment in such securities.

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2.3	Fiduciary
Notwithstanding any other provisions of this Agreement, the Executive acknowledges and agrees that:

(a)
the Executive is a fiduciary of the Corporation and its Affiliates and is bound by fiduciary duties to the Corporation and its Affiliates, including to act in the best interests of the Corporation and its Affiliates, and all other such duties as arise at law and, as such, and not by way of limitation of the foregoing, he will not take any action as a result of which relations between the Corporation or its Affiliate(s) and their consultants, franchisees, investors, customers, clients, suppliers, distributors, employees or others may be impaired or which might otherwise be detrimental to the business interests or reputation of the Corporation or its Affiliates;

(b)
he will not take advantage of, derive a benefit or otherwise profit from any business opportunities that the Executive became aware of in the course of employment with the Corporation even if the Corporation does not take advantage of or exploit such opportunities; and

(c)	the fiduciary duties owing by the Executive to the Corporation and its Affiliates shall survive termination of his employment, howsoever occurring.

2.4	Non-Solicitation of Franchisees and other Business Associates
The Executive hereby agrees that he shall not during the Restricted Period, whether on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with:
Solicitation of Franchisees Regarding Competitive Activities

(a)
a franchisee of (or operator under an operating/license agreement with) the Corporation or one of its Affiliates as of the Date of Termination to: (a) engage in any act or activity that (whether independently or jointly with other persons) would be a breach of the franchise or operating/license agreement in place with the Corporation or one of its Affiliates if undertaken by the franchisee/operator during the term of the franchise or operating/license agreement; or (b) during the entire term of the franchise or operating/license agreement, become a franchisee, operator or licensee, or business partner of, or otherwise be associated in a business venture or arrangement, after the expiration or termination (for any reason) of the franchisee/operator/licensee’s agreement with the Corporation or one of its Affiliates, that (A) offers, purchases, sells, manufactures, processes or promotes any products or services that are the same or substantially similar to, the principal products and/or services offered by the Corporation or one of its Affiliates as of the Date of Termination or that the Executive knows or should reasonably know, as of the Date of Termination, are expected to be principal products or services offered or provided by the Corporation or one of its Affiliates during the Restricted Period (collectively, the “competitive products and/or services”); or (B) would result in a breach of the franchise, license or operating agreement if undertaken while such agreement were still in effect.

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A “principal product” or “principal service” means any product or service comprising greater than 2% of average gross sales for U.S., Canadian, or International restaurants, considered respectively.
Solicitation of Business Contacts re: Competitive Activities

(b)
any joint venture, affiliate, business partner, or other person, entity or association who has an agreement with the Corporation or one of its Affiliates as of the Date of Termination to: (A) offer, purchase, sell, manufacture, process or promote, directly or indirectly, any competitive products and/or services; or (B) enter into a joint venture, strategic alliance, or other business venture or arrangement including, but not limited to, new restaurant development activities (all of the foregoing, a “venture”), that would result, directly or indirectly, in such venture offering, purchasing, selling, manufacturing, processing or promoting, directly or indirectly, any competitive products and/or services.

General Solicitation Activities

(c)
a franchisee of (or operator under an operating/license agreement with) the Corporation or one of its Affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of the Corporation or its Affiliates’ business, financial or general relationship with such franchisees and/or operators.

(d)
the organization or facilitation of, or provision of management services to, an association or organization of franchisees (or operators under operating/license agreements) with respect to the business or any other relationship that such franchisees (or operators under operating/license agreement) have with the Corporation or one of its Affiliates.

For greater clarity, such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees (or operators under operating/license agreements) with respect to the business or any other relationship that such franchisees (or operators under operating/license agreements) have with the Corporation or one or more of its Affiliates, including but not limited to any such organization or association that would act as an additional layer of required negotiations between the Corporation and/or one or more of its Affiliates and its (or their) franchisees (or operators under operating/license agreements).

2.5	Non-Solicitation of Employees
The Executive hereby agrees that he will not, during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, except with the prior written consent of the Corporation, induce, solicit, entice or procure, any person who is employed by, or is under contract as a permanent, full-time agent of, the Corporation and/or any of its Affiliates, to leave such employment if:

(a)	the Executive had personal contact, involvement, or dealings with such employee or agent in performing his duties;

(b)	the employee or agent reported to the Executive;

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(c)	the Executive gained knowledge of the quality of work performance or abilities of the employee or agent during his tenure with the Corporation or one or more of the Corporation’s Affiliates; or

(d)
the employee or agent has participated in strategic business plans, projects, or activities for the Corporation or one or more of the Corporation’s Affiliates that would be detrimental to the Corporation’s interest (or the interest of one or more of the Corporation’s Affiliates) if disclosed to a competitor of the Corporation (or one or more of the Corporation’s Affiliates).

Without limiting the foregoing, the Executive will not, directly or indirectly, release names of any “salaried” employees of the Corporation or its Affiliates to recruiters, headhunters or employment agencies.

2.6	Non-interference with Suppliers
The Executive hereby agrees that he will not, during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, interfere, seek to interfere, induce and/or incite another person to interfere, or take steps to interfere with the continuance of supplies (or the terms relating to such supplies) from any suppliers who have been supplying products, materials or services to the Corporation or any of its Affiliates, franchisees, joint ventures, or other person with whom the Corporation or any of its Affiliates have engaged in a business relationship at any time during the term of the Executive’s employment.

2.7	Non-Disparagement
During the Restricted Period and thereafter, the Executive agrees not to make, publish or provide, or encourage or induce others to make, publish or provide, any statements, comments, or remarks, whether oral, in writing or electronically transmitted, that are, or would reasonably be considered to be disparaging, derogatory or defamatory, or that criticize, malign, harm, prejudice, result in loss or injury to, ridicule, disparage or which are otherwise derogatory of, the Corporation (including, but not limited to, any processes or policies thereof) or any of its Affiliates, agents, executives, employees, officers, directors, shareholders or restaurant owners. The Executive further will not take, or encourage or induce others to take, any action or authorize any pattern of conduct which could reasonably be expected to adversely affect the personal or professional reputation of the Corporation or any of its Affiliates, agents, executives, employees, officers, directors, shareholders or restaurant owners. For greater certainty, the restrictions contained in this Section 2.7 shall apply, without limitation, to any statements, comments or remarks made to the press or media, in interviews, in public communications, at speaking engagements and at meetings of shareholders of the Corporation. Nothing in this Section 2.7 shall be construed as an implied waiver of the other terms of this Agreement that limit the Executive’s ability to make any such statements or remarks.

2.8	Quiet Period
The Executive agrees that, without in any way limiting or modifying the covenants and other obligations set forth in this Agreement, during the Restricted Period and thereafter, he will not make any public statements to the press or media regarding the Corporation or its Affiliates, agents, executives, employees, officers, directors, restaurant owners or products; his employment with the Corporation and/or its Affiliates; or the termination and resignation of his positions with the Corporation; all of the foregoing without the prior written approval of the Corporation. For the avoidance of doubt, during the Restricted Period and thereafter, the Executive shall not grant interviews, make public communications, take speaking opportunities, publish or provide any information or materials regarding the Corporation or its Affiliates, agents, executives, employees, officers, directors, restaurant owners or products in any way either on his

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own initiative or in response to any inquiry from the press, public media or other similar third parties, without the prior written approval of the Corporation as to the nature of the communication and the express substance of the communication to be made.

2.9	Suspension of Time Periods During Breach
If the Executive is in breach of any of the terms of this Article 2, the running of the Non-Disclosure Period or respective Restricted Period, as applicable, shall be stayed and shall recommence upon the date the Executive ceases to be in breach thereof, whether voluntarily or by injunction, with the time period not reduced by the duration of the “stay.”

2.10	Disclosure
During the Non-Disclosure Period and the Restricted Period, the Executive shall inform, and consents to the Corporation in its sole discretion informing, any prospective employer or actual employer of the existence of this Agreement and the obligations which it imposes upon the Executive under all sections of this Article 2.

2.11	Return of Materials
All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Corporation or to any of its Affiliates which may come into the possession or control of the Executive (whether furnished by the Corporation, an Affiliate, or any customer, franchisee, investor, supplier, distributor, employee or consultant), shall at all times remain the property of the Corporation or such Affiliate, as the case may be. Upon termination of the Executive's employment for any reason, the Executive agrees to immediately return all such property of the Corporation or of any of its Affiliates in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation or of any of its Affiliates.

2.12	Trading Pre-clearance
The Executive shall be required to pre-clear with the senior attorney in the Corporation’s securities practice group (the “Senior Attorney”), or his/her designee, any trades in the securities of the Corporation of which the Executive is the legal or beneficial owner, or any securities of any successor of the Corporation for a period of 12 months following the Date of Termination. The Executive may not effectuate trades where the Senior Attorney or his/her designee has not provided a permissive trading recommendation. It is the Executive’s obligation and responsibility to comply with all applicable securities laws, including but not limited to insider reporting requirements, for so long as, and to the extent, applicable.

2.13	Intellectual Property

(a)
All worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Executive, either alone or jointly with others, in the course of the Executive’s employment

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with the Corporation and/or its Affiliates and in any way relating to the business of the Corporation and/or its Affiliates (the “Intellectual Property”), shall vest in and be the exclusive property of the Corporation.

(b)
Both during the term of this Agreement and following termination of employment with the Corporation, the Executive will fully and promptly disclose to the Corporation, complete details of any Intellectual Property right arising in connection with the Executive’s employment, with the intention that the Corporation shall have full knowledge and ownership of the working and practical applications of such right.

(c)
At the expense of the Corporation, the Executive will co-operate in executing all necessary deeds and documents and shall co-operate in all other such acts and things as the Corporation may reasonably require in order to vest such Intellectual Property rights in the name of the Corporation.

(d)
The Executive hereby waives any and all author’s moral and proprietary rights that the Executive may now or in the future have in any Intellectual Property developed in the course of the Executive’s employment with the Corporation.

(e)
The Corporation shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Executive in the course of the Executive’s employment with the Corporation, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Corporation’s and/or its Affiliates’ business activities, interests and pursuits.

ARTICLE 3
CONSIDERATION

3.1	Consideration
The Executive acknowledges and agrees that the consideration supporting the Executive’s covenants and obligations set forth herein, particularly including but not limited to those set forth in Article 2 hereof, consists of his initial employment by the Corporation, and the compensation and other benefits delivered in connection therewith. In the event that any such consideration consists of a payment that would be made or is due and payable after a Date of Termination, such payment is subject to forfeiture and set-off if the Executive is in breach of this Agreement at such time as the payment is otherwise due, as further described in Section 4.4 hereof.
ARTICLE 4
GENERAL

4.1	Reasonableness of Restrictions and Covenants
The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Article 2, are reasonable and valid and hereby further acknowledges and agrees that the Corporation and its Affiliates would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would

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be an inadequate remedy at law in connection with any such breach and that the Corporation and its Affiliates shall therefore be entitled, in addition to any other right or remedy which they may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

4.2	Representations and Acknowledgements
The Executive represents and acknowledges that:

(a)	the Executive has had sufficient time to review and consider this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the Executive's obligations hereunder, including his obligations under Article 2;

(c)
the Executive has been given the opportunity to consult, and has in fact consulted independent legal counsel regarding his rights and obligations under this Agreement, as well as its interpretation and effect, and has been given an opportunity to obtain such other advice as the Executive may desire in connection with entering into this Agreement;

(d)	this Agreement is entered into voluntarily and without any pressure; and

(e)
a court of competent jurisdiction may, to the extent allowable under applicable law, modify, revise, or change the covenants set forth in Article 2 hereof to the extent required to render any or all (or any part) of such covenants binding on, and legally enforceable against, the Executive, as further described in Section 4.3 hereof.

4.3	Severability
If any provision of this Agreement, including the breadth or scope of the provisions contained in Article 2 (whether as to the Non-Disclosure Period, the Prohibited Activities, the respective Restricted Period, the Prohibited Area, or otherwise), shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding. In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which the court deems reasonable or valid and the parties agree to request that the court apply notional severance to give effect to the restrictions in this Agreement to the fullest extent deemed reasonable or valid by the court. In particular, if such court determines that the duration of the Non-Disclosure Period and/or the respective Restricted Period and/or the scope of the Prohibited Activities or the Prohibited Area is unreasonable, the parties agree to reduce such duration and/or scope to such extent as may be necessary to ensure that the covenants in this Agreement are reasonable in the circumstances, as determined by the court.

4.4	Entire Agreement; Forfeiture and Set-Off Remedies
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, except for the Offer Letter and the Change in Control Agreement, the terms of which also apply. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as may be

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provided herein, in the Change in Control Agreement, or in the Offer Letter. The terms of this Agreement shall survive the termination of either or both of the Change in Control Agreement and the Offer Letter.
Notwithstanding anything set forth in the Change in Control Agreement, the Offer Letter, or in any other offer or promotional letter agreement(s); benefit plans, programs or otherwise, including but not limited to any equity incentive plan, bonus or short-term incentive plan; any termination or severance agreement; or, any other employment or change in control agreement under which the Executive either participates or is a party (collectively, the “other agreement(s)”), all payments (whether in equity or cash) under such other agreement(s) that are to be paid to the Executive after the Date of Termination, shall be forfeited by the Executive in the event that the Executive is in breach of any of the terms of this Agreement at the time payment is due and owing under such other agreement(s). The foregoing remedy in favour of the Corporation and its Affiliates shall operate notwithstanding any contrary term or provision of any other agreement(s), and is not an exclusive remedy to the Corporation and its Affiliates. Rather, it is in addition to any other remedy available to the Corporation and its Affiliates at law or in equity as a result of the Executive’s breach of this Agreement.

4.5	Notices
All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to the Corporation or to the Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first class mail, addressed as follows:
If to the Corporation, to:
President and Chief Executive Officer
Tim Hortons Inc.
874 Sinclair Road
Oakville, ON L6K 2Y1
With a copy to:
General Counsel
Tim Hortons Inc.
874 Sinclair Road
Oakville, ON L6K 2Y1
If to Executive, to:
_____________________
_____________________
_____________________
The Corporation or the Executive may, by notice given to the other from time to time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address. Any payment, notice or other communication required or permitted to be given in accordance with this Agreement shall be deemed to have been given if and when placed in the U.S. or Canadian Mail (as applicable), addressed and mailed as provided above.

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4.6	Governing Law
(a)    This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.
(b)    Each of the parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

4.7	Amendments and Waivers
No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

4.8	Successors and Assigns
The Executive acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, the Executive may not assign any of the Executive’s rights or delegate any of the Executive’s duties or responsibilities under this Agreement. The Executive hereby consents to the Corporation assigning its rights, duties and obligations under this Agreement to an Affiliate or to a purchaser or transferee of the Corporation upon a Change in Control. This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Corporation.

4.9	Counterparts
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

4.10	Cooperation
The Executive agrees to provide the Corporation with such assistance as it may reasonably require, following the Date of Termination, to transfer all existing mandates, and/or job duties, responsibilities and accountabilities, to his/her successor, without additional compensation. The Executive further agrees that he shall cooperate with the Corporation (or, for all purposes of this paragraph, any Affiliate) and the Corporation’s (or Affiliate’s) designated agents and counsel in connection with any litigation or arbitration, or any potential litigation or arbitration, and/or in connection with any investigation, inquiry or other proceeding, including, but not limited to, regulatory or law enforcement investigations, inquiries or proceedings concerning or relating to matters in which he was involved as an employee. This cooperation shall include, but is not limited to, providing the Corporation, or the Corporation’s designated agents and counsel, with all requested information or documents; meetings with the Corporation’s designated agents or counsel, government representatives, or other third parties at the Corporation’s request at mutually agreed times and locations; and testifying. The Corporation agrees to reimburse the Executive for any

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reasonable travel or other expenses reasonably incurred by him in connection with his cooperation in accordance with the Corporation’s then-applicable officer expense reimbursement policy. The Executive will not be entitled to any fees, payments, or compensation in connection with providing cooperation in connection with litigation or other matters described in this section.

4.11	Headings
The headings and section references in this Agreement are for convenience only and will not affect the interpretation of this Agreement.

4.12	Language
This Agreement originally will be written in the English language, and all questions of interpretation of this Agreement shall be resolved by reference to the same as written in English. All communications between the parties arising out of or in connection with this Agreement shall be in English. Les parties aux présentes conviennent expressément que le Contrat qu’ils concluront entre eux, ainsi que tous les pièces à conviction, documents et révélations précontractuels connexes ou qui s’y rattachent, soient entièrement rédigés, signés et distribués en Anglais seulement.
IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

TIM HORTONS INC.
by	/s/ STEVE WUTHMANN
Name: Steve Wuthmann
Title: EVP, Human Resources

by	/s/ PETER NOWLAN
Name: Peter Nowlan

Exhibit A
Prescribed Competitors

1.	Bruegger’s

2.	Burger King

3.	Cara Operations Ltd.

4.	Coffee Culture

5.	Coffee Time

6.	Country Style

7.	Dunkin Brands

8.	Green Mountain Coffee Roasters

9.	McDonald’s

10.	Panera

11.	Peet’s Coffee and Tea

12.	The Second Cup Ltd.

13.	SIR Corp.

14.	Starbucks

15.	Subway

16.	Timothy’s Coffee

17.	The Wendy’s Company

18.	Yum! Brands

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TIM HORTONS INC.
by	/s/ STEVE WUTHMANN
Name: Steve Wuthmann
Title: EVP Human Resources

by	/s/ PETER NOWLAN
Signature Peter Nowlan